Exhibit 10.3
May 10, 2022

Michael Berger
Chief Commercial Officer
Air Transport Services Group
145 Hunter Drive
Wilmington, OH 45177

Dear Mike:

As we discussed the company is willing to enter into a supplement compensation structure with you that is in addition to your current employment compensation arrangement, that provides for additional compensation for meeting succession and retention goals.

The incentive structure will compensate you $250,000 for meeting succession planning goals during 2022 through May 15, 2023, specifically to have a viable succession candidate for your position in place by the end of that period.

Additionally, the company will further compensate you $250,000 for staying with the company through April 15, 2024, during which time a primary goal will be the preparing your successor to assume your role.

The company agrees that the voluntary termination of your employment from the company on or after April 15, 2024 will be considered and treated as a “Retirement” for purposes of the Air Transport Services Group, Inc. 2015 Amended and Restated Long-Term Incentive Plan, as such term is defined therein.

Please advice agreement or advise any questions.

/s/ Richard F. Corrado
_______________________________
Richard F. Corrado
President & CEO
Air Transport Services Group

Agreed:

/s/ Michael L. Berger
______________________________________
Michael L. Berger
Chief Commercial Officer